Filed Pursuant to Rule 424(b)(7)

Registration No. 333-257803

Supplement No. 1

(To Prospectus dated July 9, 2021)

7,117,051 Shares

Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated July 9, 2021 (the “prospectus”), covering resale by selling stockholders of 7,117,051 shares of our common stock. This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus, including any amendments or supplements thereto.

Investing in our common stock involves risks. Before deciding to invest in our common stock, you should carefully consider the risks described under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2021 (which document is incorporated by reference herein), as well as the other information contained or incorporated by reference in the prospectus before making a decision to invest in our securities.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2021

The following information, presented as of September 16, 2021 is being provided to update the selling stockholder table in the prospectus to reflect a donation by Kenneth Schiciano of 25,558 shares of our common stock to Fidelity Investments Charitable Gift Fund in August 2021. Where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes and replaces the information regarding such selling stockholder in the prospectus. The percentages in the following table are based on 66,073,740 shares of our common stock outstanding as of June 30, 2021.

SELLING STOCKHOLDERS

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Kenneth Schiciano	59,975	59,975	—	—
Fidelity Investments Charitable Gift Fund(1)	25,558	25,558	—	—

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	Fidelity Investments Charitable Gift Fund’s Board of Trustees has full authority to manage the affairs and investments of Fidelity Investments Charitable Gift Fund.